UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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ASHFORD HOSPITALITY PRIME, INC.

(Name of the Registrant as Specified In Its Charter)

SESSA CAPITAL (MASTER), L.P.

SESSA CAPITAL GP, LLC

SESSA CAPITAL IM, L.P.

SESSA CAPITAL IM GP, LLC

JOHN E. PETRY

LAWRENCE A. CUNNINGHAM

PHILIP B. LIVINGSTON

DANIEL B. SILVERS

CHRIS D. WHEELER

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On February 29, 2016, Sessa Capital (Master), L.P. issued and posted to http://FixAshfordPrime.com the following press release:

SESSA CAPITAL SENDS LETTER TO ASHFORD HOSPITALITY PRIME SHAREHOLDERS

Urges Shareholders to Support Sessa’s Five Highly-Qualified, Independent Director Nominees

New York – February 29, 2016 – Sessa Capital (Master), L.P. (“Sessa”), the third largest shareholder of Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”), today sent the following letter to Ashford Prime shareholders along with its definitive proxy materials filed last week with the Securities and Exchange Commission.

The full text of the letter follows:

February 29, 2016

Dear Fellow Ashford Prime Shareholders,

We are Ashford Prime’s third largest shareholder, holding 8.2% of the Company’s outstanding common shares. We initially acquired our stake in Ashford Prime because we felt that its strong asset portfolio was undervalued. However, since making our investment, we have witnessed a disturbing pattern of conflict of interest transactions approved by the Company’s incumbent Board of Directors, specifically involving Ashford Prime’s Chairman and Chief Executive Monty J. Bennett, and we feel it necessary to take steps to protect the value of our investment and the rights of all Ashford Prime shareholders.

By any objective financial metric, Ashford Prime’s share price has underperformed. Since we first acquired shares on March 9, 2015, the stock price has dropped more than 35%, significantly more than the S&P 500 and the Dow Jones U.S Hotel & Lodging REITs Index, which over this time period are down by 6.3% and 23.8%, respectively. Further, the value of the Company’s shares since it went public on November 20, 2013, to January 15, 2016, the date we announced our intention to nominate directors (the “Nomination Date”), declined approximately 50.9% while the S&P 500 was up approximately 5.6%.

We urge you to vote the enclosed WHITE proxy card TODAY for our slate of highly qualified nominees: Lawrence Cunningham, Philip Livingston, John Petry, Daniel Silvers and Chris Wheeler.

Ashford Prime stock price from 11/20/2013, versus Company-defined peers, through 2/26/2016

By this measure alone, it is clear that change is needed at Ashford Prime.

We believe the Company has a single most troubling issue: Corporate Governance. Our nominees will work to address the troubling conflicts of interest, which have been abetted by a Board that has been overly agreeable to the Company’s external advisor, Ashford Inc. (“AINC”), and Chairman Bennett.

DECISIONS BY CONFLICTED INCUMBENT DIRECTORS AND OFFICERS

ARE HARMING ASHFORD PRIME SHAREHOLDERS WHILE BENEFITTING

CHAIRMAN BENNETT, COMPANY MANAGEMENT AND ASHFORD INC.

In our view, the Board’s slow pace of action on strategic initiatives is due to conflicts of interest that are limiting the universe of potential interested parties. We also believe the same conflicts of interest have helped drag down the Company’s stock price.

Ashford Prime’s Chairman Bennett also serves as Chairman and Chief Executive Officer of AINC. AINC nominates two directors to the Company’s board, and each officer of the Company is also an officer or employee of AINC. What is good for AINC may not be what is good for your Company. Because Chairman Bennett holds a much greater percentage ownership interest in AINC than he does in Ashford Prime, and plans to grow his interest significantly through a pending transaction with AINC, he has a financial incentive to favor AINC over your Company.

ASHFORD PRIME’S ADVISORY AGREEMENT FEE WITH AINC INCLUDES A POTENTIALLY ILLEGAL TERMINATION FEE THAT IS HIGHLY DISADVANTAGEOUS TO ASHFORD PRIME SHAREHOLDERS

The Company’s advisory agreement with AINC has a “termination fee” triggered by multiple events. Last fall, the termination fee was estimated by Chairman Bennett to be between $4.00 and $5.00 per fully diluted share1; at the midpoint of Chairman Bennett’s estimate, the fee would be almost $150 million. However, this estimate may no longer be accurate; Chairman Bennett has refused to update his estimate, but AINC’s receipt of a hefty incentive fee for 2015, incurred despite Ashford Prime stock’s 2015 decline, may understate the current fee calculation. Even if Chairman Bennett’s estimate is still correct, the Company would likely pay more to terminate the advisory agreement today than it would pay in base fees for the remainder of the advisory agreement’s entire 10-year term, based on the Company’s current market capitalization. The fee would represent almost half of the Company’s market capitalization (on a fully diluted basis) as of the close of trading on February 26, 2016.

The initial advisory agreement was entered into in connection with the 2013 spin-off of Ashford Prime from Ashford Hospitality Trust, Inc. However, the current Board approved changes to the termination fee to increase its size and apply it in more circumstances than the initial agreement.

A 2015 amendment created a change of control provision that penalizes shareholders should they elect a slate of directors other than directors approved by Ashford Prime’s incumbent directors. We call this provision the “Proxy Penalty” because it has the effect of triggering a penalty – the termination fee described above – if shareholders elect directors of their choosing rather than the incumbent slate.

We have filed suit against the Company, the Company’s directors, and the Company’s external advisor seeking rulings that the directors of the Company breached their fiduciary duties by inserting the Proxy Penalty into the Company’s advisory agreement with AINC and that AINC aided and abetted the

[1]	Statement made by Chairman Bennett at the Company’s Analyst-Investor Day on October 20, 2015.

directors’ breach of fiduciary duty. In the lawsuit, we seek an injunction to compel Ashford Prime’s incumbent directors to take the actions necessary to save Ashford Prime from incurring the termination fee that would otherwise be triggered by shareholders choosing to elect new directors constituting a majority of the Ashford Prime Board.

Other 2015 amendments to the advisory agreement effectively restrict Ashford Prime’s ability to manage its assets. By applying the termination fee to Ashford Prime’s sale of more than one hotel asset in a year, AINC was given de facto veto power over the Company’s sale of its hotel assets. We are troubled Ashford Prime’s Board would relinquish control over the asset sale process, given that the Company is in the business of buying and selling hotel assets.

AFTER THE NOMINATION DATE, ASHFORD PRIME DEVISED A PLAN TO ISSUE 13.3% OF ITS VOTING RIGHTS TO CHAIRMAN BENNETT AND OTHERS FOR A PENNY ($0.01) PER SHARE

After we provided notice we would nominate directors, the Ashford Prime Board devised a plan to issue 4.375 million shares of preferred stock for a penny per share (the “Penny Preferred”). The issuance would raise only $43,750 in the aggregate, but the Penny Preferred would vote on a share-for-share basis with the common stock and would constitute 13.3% of the voting shares. The Board plans to issue the Penny Preferred to holders of units in Ashford Prime’s operating partnership (“OP”), a group that predominately consists of AINC management and includes Chairman Bennett, who personally stands to receive more than 1,270,000 shares of Penny Preferred, or approximately 3.9% of the Company’s voting shares on a fully diluted basis. Ashford Prime’s Board authorized the issuance without seeking shareholder approval, even though the issuance diluted the voting power of the common stock. Ashford Prime claims the issuance is warranted due to amendments to the OP partnership agreement that we believe are trivial.

We are concerned that the Penny Preferred may violate provisions of the New York Stock Exchange rules pertaining to the reduction of voting rights of common shareholders and requiring shareholder approval for certain stock issuances to insiders. These rules are meant to protect shareholders’ rights. We have asked the NYSE to look into whether the Penny Preferred issuance would place Ashford Prime in non-compliance with NYSE rules and risk a delisting.

Not only has the Ashford Prime Board infringed on the rights of the Company’s common shareholders by diluting their voting power through the sale of voting shares to insiders for a penny per share, the Company claims this grant was somehow governance-enhancing. But OP unitholders are not shareholders of Ashford Prime. While the OP units are convertible into common shares of Ashford Prime, until that conversion occurs, the OP unitholders should not be given the rights of a common shareholder. Among other things, in order to obtain those rights, the OP unitholders must give up their OP interests in a taxable transaction. Ashford Prime’s effort to grant Penny Preferred to the OP unitholders attempts to circumvent this structure by giving the OP unitholders the voting rights of Ashford Prime shareholders for the nominal amount of a penny. Do you think the Penny Preferred is a governance-enhancing strategy? We view it as a transparent attempt to stack the votes in the incumbents’ favor.

THE LIST GOES ON:

ASHFORD PRIME HAS ENGAGED IN OTHER CONFLICTED TRANSACTIONS WITH AINC

Not only has the Ashford Prime Board facilitated the Proxy Penalty and the Penny Preferred transactions, but the Board has approved other transactions with AINC that we believe are troubling.

•	On July 31, 2015, Ashford Prime purchased approximately 175,000 shares of AINC common stock at $95.00 per share in a block trade; AINC’s stock closed at $59.63 per share on that date, meaning the purchase price was a 59% premium over the closing price. As of February 26, 2016, AINC’s stock price had slumped to $38.20 per share, and the Company had an unrealized loss of 60% on its investment. The Company’s purchase of AINC stock permitted Chairman Bennett to increase his indirect voting control over AINC by buying out the largest outside shareholder of AINC.

•	Also last year, the Company invested in excess of $50 million in a hedge fund controlled by AINC; Chairman Bennett also owns part of the hedge fund’s general partner. We question if spending $50 million in an ill-liquid, non-strategic investment is really the best use of shareholders’ capital. Today, that investment represents nearly 15% of Ashford Prime’s market capitalization (on a fully diluted basis) as of the close of trading on February 26, 2016.

•	The Ashford Prime Board has even attempted to permanently grant AINC the authority to appoint the Company’s CEO, regardless of future directors’ desires. In 2015, the Board agreed to a provision in the advisory agreement with AINC that says, “if the Board of Directors ever elects to appoint officers of the Company other than those provided by [AINC], the person appointed as the chief executive officer by [AINC] shall be deemed the “Designated Chief Executive Officer of the Company and shall have customary responsibilities and authority of a chief executive officer.” If valid, the provision eliminated a key governance power of the Ashford Prime Board, to appoint the Company’s senior executive officer, and with it the ability of shareholders to elect directors with the power to appoint the Company’s chief executive officer disappeared.

ASHFORD PRIME HAS BEEN SILENT ON THE STRATEGIC REVIEW

Ashford Prime has yet to provide any meaningful update on the strategic review process, which allegedly has been ongoing since August 2015. During the time that the Company claims it has been carrying out its review, numerous high-value hotel properties have been sold at very attractive cap rates, such as the Ritz-Carlton Georgetown (Washington, DC) and the Doubletree Times Square (New York, NY). Given disruptions in the credit markets and other market volatility, we worry that the Board’s delay has harmed the process and impaired shareholder value. Also, given the Board found time to authorize the Penny Preferred in early February, we question whether the Board is “singularly focused” on the strategic review, as it claims despite no evidence to prove that. Or is the Board spending time cooking up new schemes to disenfranchise you?

OUR NOMINEES HAVE THE RIGHT SKILLS AND EXPERIENCE AND ARE NOT BEHOLDEN

TO CHAIRMAN BENNETT

In our view, a successful, fair and transparent strategic alternatives process requires independent, highly qualified directors to oversee its execution. Stewardship of the Company’s assets and proper corporate governance require no less. Our slate is comprised of individuals that are not beholden to Chairman Bennett, who has presided over a loss of more than 50% of the Company’s share value since it began trading. Our slate, if elected, would immediately pursue all options for renegotiating the termination fee, addressing conflicts of interest, completing the strategic review process and seeking to realize full value for Ashford Prime common shareholders.

Our nominees also stand ready to oversee management that runs the Company on a day-to-day basis. Should the need arise, a member of the newly elected Board or an outside executive identified by the Board will step in to ensure a smooth transition and to keep Ashford Prime operating in the normal course, so that further value is not lost.

SUPPORT OUR SLATE BY VOTING THE WHITE CARD TODAY

We believe the conflicts of interest and decisions by Ashford Prime’s directors discussed above show that the current Board is not sufficiently devoted to the best interest of shareholders. We believe the Proxy Penalty protects the incumbency of the current Board. We believe the Penny Preferred transaction, the Company’s investment in AINC’s stock and AINC’s hedge fund, and the delegation to AINC of power to appoint the Company’s chief executive officer all benefit Chairman Bennett at the Company’s expense, to the detriment of all disinterested shareholders. We believe the Company’s poor stock performance is directly related to the above-mentioned conflicts and only new directors can give the market confidence in the Company going forward. In our view, these transactions demonstrate the need for new blood and fresh views in the boardroom.

VOTE THE WHITE CARD TODAY!

This is a pivotal moment for Ashford Prime. As a significant, 8.2% holder of Ashford Prime shares, our interests are aligned with yours. We need your support in electing our nominees so that they can make sure your interests and the interests of ALL shareholders are the priority at Ashford Prime. Your vote is extremely important, no matter how many or how few shares you own. Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in Ashford Prime by voting the WHITE proxy card. Vote the WHITE card TODAY to elect our slate of nominees and ensure that the Ashford Prime Board of Directors is working for YOU, not THEMSELVES!

Sincerely,

John Petry, Managing Member

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

For additional details and materials, please visit FixAshfordPrime.com.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Sessa Capital (Master), L.P. (“Sessa Capital”) and the other Participants (as defined below) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and an accompanying WHITE proxy card to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2016 annual shareholders meeting of Ashford Hospitality Prime, Inc. (“AHP”). The participants in the proxy solicitation include Sessa Capital, Sessa Capital GP, LLC, Sessa Capital IM, L.P., Sessa Capital IM GP, LLC, John E. Petry, Lawrence A. Cunningham, Philip B. Livingston, Daniel B. Silvers, and Chris D. Wheeler (collectively, the “Participants”).

SESSA CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF AHP TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS RELATING TO THE PARTICIPANTS’ SOLICITATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION INCLUDING INFORMATION ABOUT THE PARTICIPANTS. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED AT (888) 750-5834.

Media Contacts:

Sard Verbinnen & Co

Dan Gagnier / Mark Harnett

212.687.8080

Daniel Goldstein

310.201.2040

Investor Contacts:

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger

212.750.5833